Exhibit 10.6

Flextronics Manufacturing Services Agreement

This Flextronics Manufacturing Services Agreement (“Agreement”) is entered into this 14th day of April 2008 by and between MPC Corporation having its place of business at 906 East Karcher Road, Nampa, Idaho 83687 (“Customer”) and Flextronics Computing Mauritius Limited, having its place of business at 210 St. James Court, Rue St. Denis, Port Louis
Mauritius (“Flextronics”).

Customer desires to engage Flextronics to perform manufacturing services as further set forth in this Agreement.  The parties agree as follows:

1.     DEFINITIONS

Flextronics and Customer agree that capitalized terms shall have the meanings set forth in this Agreement and Exhibit 1 attached hereto and incorporated herein by reference.

2.     MANUFACTURING SERVICES

2.1.          Work.  Customer hereby engages Flextronics to perform the work (hereinafter “Work”).  “Work” shall mean to procure Materials and to manufacture, assemble, and test products (hereinafter “Product(s)”) pursuant to detailed written Specifications.  The “Specifications” for each Product or revision thereof, shall include but are not limited to bill of materials, designs, schematics, assembly drawings, process documentation, test specifications, current revision number, and Approved Vendor List.  The Specifications as provided by Customer and included in Flextronics’s production document management system and maintained in accordance with the terms of this Agreement are incorporated herein.  This Agreement does not include any new product introduction (NPI) or product prototype services related to the Products.  In the event that Customer requires any such services, the parties will enter into a separate agreement.  In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

2.2.          Move.  Customer currently manufactures the Products in the United States (“MPC Manufacturing Operations”).  Flextronics will initially manufacture the Products in Juarez, Mexico (“Juarez”).  A timeline covering key events associated with the move to Juarez (the “Timeline”) is incorporated herein by reference as Exhibit 2.2.  The Timeline can be modified as mutually agreed to by the parties.  The move is expected to be completed by August 31, 2008 (The “Move Completion Date”).   Transition costs associated with moving the required equipment and/or materials from MPC Manufacturing Operations to Juarez will be allocated as follows:  [*] The parties agree to use commercially reasonable efforts to adhere to the Timeline in Exhibit 2.2.  Each party is responsible for reviewing the actions needed and agreeing to a timeline by April 18th, 2008.  At this time the timeline in Exhibit 2.2 will be updated and will be the governing timeline for this agreement.  Each party is responsible for closing its action items by the date committed to on the Timeline.

2.3.          Engineering Changes. Customer may request that Flextronics incorporate engineering changes into the Product by providing Flextronics with a description of the proposed engineering change sufficient to permit Flextronics to evaluate its feasibility and cost.  Flextronics will proceed with engineering changes when the parties have agreed upon the changes to the Specifications, delivery schedule and Product pricing and the Customer has issued a purchase order for the implementation costs.

2.4.          Tooling; Non-Recurring Expenses; Software. Customer shall pay for or obtain and consign to Flextronics any Product-specific tooling, equipment or software and other reasonably necessary non-recurring expenses, to be set forth in Flextronics’s quotation.  Software is limited to products currently used in Customer Manufacturing Operations for the specific purpose of test and imaging processes.  Items paid for by Customer will only be used for the performance of Customer Work and not for any other Flextronics customer, unless otherwise approved by Customer. All software that Customer provides to Flextronics or any test software that Customer engages Flextronics to develop is and shall remain the property of Customer.

2.5.          Cost Reduction Target.  The Cost Reduction Target is expected to be realized in the 12 month period after the Move Completion Date.  The achievement of the Cost Reduction Target requires both parties participation and both parties agree to use commercially reasonable efforts to jointly and actively work together to achieve the Cost Reduction Target in the 12 month timeframe.  The Cost Reduction Target review process will be conducted during the quarterly business review or as otherwise agreed to by the parties.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

The Cost Reduction Target has been established based on and achievement of the Cost Reduction Target relies on the following conditions:

[*]

3.     FORECASTS; ORDERS; FEES; PAYMENT

3.1.          Forecast.  Customer shall provide Flextronics, on a weekly basis, a rolling [*] week forecast indicating Customer’s Product requirements.

3.2.          Purchase Orders; Precedence.  Customer may use its standard purchase order form for any notice provided for hereunder; provided that all purchase orders must reference this Agreement and the applicable Specifications.  The parties agree that the terms and conditions contained in this Agreement shall prevail over any terms and conditions of any such purchase order, acknowledgment form or other instrument.

3.3.          Purchase Order Acceptance.  Purchase orders shall normally be deemed accepted by Flextronics, provided however that Flextronics may reject any purchase order: (a) if the fees reflected in the purchase order are inconsistent with the parties’ agreement with respect to the fees; (b) if a purchase order would extend Flextronics’s liability beyond Customer’s approved credit line.  While[*], Flextronics shall notify Customer of rejection of any purchase order within [*] of receipt of such purchase order.

3.4.          Fees; Changes; Taxes.

(a)   The fees will be agreed by the parties and will be indicated on the purchase orders issued by Customer and accepted by Flextronics. The initial fees shall be as set forth on the Fee List attached hereto and incorporated herein as Exhibit 3.4 (the “Fee List”).  If a Fee List is not attached or completed, then the initial fees shall be as set forth in purchase orders issued by Customer and accepted by Flextronics in accordance with the terms of this Agreement.

(b)   Customer is responsible for additional fees and costs due to: (a) changes to the Specifications; (b) failure of Customer or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule; and (c) any pre-approved expediting charges reasonably necessary because of a change in Customer’s requirements.

(c)   The fees may be reviewed periodically by the parties.  Any changes and timing of changes shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed.  By way of example only, the fees may be increased or decreased if the market price of fuels, Materials, equipment, labor and other production costs, change  beyond normal variations in pricing or currency exchange rates as demonstrated by Flextronics.

(d)   All fees are exclusive of federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties, and Customer shall be responsible for all such items.  Flextronics shall use commercially reasonable efforts to provide accurate cost information for all applicable federal, state and local excise, sales, use, VAT, and similar transfer taxes, and any duties in the Flextronics’s quotation.  This subsection (d) does not apply to taxes on Flextronics’s net income.

(e)   The Fees List will be based on the exchange rate(s) for converting the purchase price for Inventory denominated in the Parts Purchase Currency(ies) into the Functional Currency.  The fees will be adjusted, on a monthly basis based on changes in the Exchange Rate(s) as reported on the last business day of each month, for the following month to the extent that such Exchange Rates change more than +/- .75% from the prior month (the “Currency Window”).  “Exchange Rate(s)” is defined as the closing currency exchange rate(s) as reported on Reuters’ page FIX on the last business day of the current month prior to the following month.  “Functional Currency” means the currency in which all payments are to be made pursuant to Section 3.5 below.  “Parts Purchase Currency(ies)” means U.S. Dollars, Japanese Yen and/or Euros to the extent such currencies are different from the Functional Currency and are used to purchase Inventory needed for the performance of the Work forecasted to be completed during the applicable month.

3.5.          Payment.  Customer agrees to pay all invoices in U.S. Dollars within thirty (30) days of the date of the invoice.  [*]

3.6.          Late Payment.  Customer agrees to pay one and one-half percent (1.5%) monthly interest on all late payments.  Furthermore, if Customer is late with payments, or Flextronics has reasonable cause to believe Customer may not be able to pay, Flextronics may (a) stop all Work under this Agreement until assurances of payment satisfactory to Flextronics are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Flextronics’s personnel cannot be reassigned to other billable work during such stoppage and/or in the event restart cost are incurred, invoice Customer for additional fees before the Work can resume.  Customer agrees to provide all necessary financial information required by Flextronics from time to time in order to make a proper assessment of the creditworthiness of Customer.

3.7.          Credit Line.  Flextronics has provided a line of credit of $20,000,000 and agrees to extend this line to $25,000,000 once Customer shows evidence that it has obtained credit risk insurance or a Letter of Credit, in a form reasonably acceptable to Flextronics, in the amount of $5,000,000 in favor of Flextronics.  Flextronics’s offer to extend the credit line is based on data provided by Customer.  Flextronics agrees to review the credit line terms on a monthly basis.

4.     MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

4.1.          Authorization to Procure Materials, Inventory and Special Inventory.  The customers forecast will constitute authorization for Flextronics to procure materials[*], without Customer’s prior approval. Customer’s accepted purchase order will constitute authorization for Flextronics to procure and manufacture without Customer’s prior approval. Once a purchase order, for a configured product, has been accepted by Flextronics, the Customer cannot not make any cancellations and/or changes other than shipping instructions without prior agreement from Flextronics or Change/Cancellation Fees may apply.

4.2.          Customer Controlled Materials.  Customer may direct Flextronics to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms.  Customer acknowledges that the Customer Controlled Materials Terms will directly impact Flextronics’s ability to perform under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement.  In the event that Flextronics reasonably believes that Customer Controlled Materials Terms will create an additional cost that is not covered by this Agreement, then Flextronics will notify Customer and the parties will agree to either (a) compensate Flextronics for such additional costs, (b) amend this Agreement to conform to the Customer Controlled Materials Terms or (c) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flextronics.  Customer agrees to provide copies to Flextronics of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with suppliers.  Customer agrees not to make any modifications or additions to the Customer Controlled Materials Terms or enter into new Customer Controlled Materials Terms with suppliers that will negatively impact Flextronics’s procurement activities.

4.3.          Preferred Supplier.  Customer shall provide to Flextronics and maintain an Approved Vendor List (“AVL”).  Flextronics shall purchase from vendors on a current AVL the Materials required to manufacture the Product.  Customer shall give Flextronics the opportunity to be included Product AVL’s for Materials that Flextronics can supply.  If Flextronics is competitive with other suppliers with respect to reasonable criteria for acceptance established by Customer, Flextronics shall be included on such Product AVL’s.  If Flextronics is on an AVL and its prices, quality and performance are competitive with other vendors, Customer will raise no objection to Flextronics sourcing Materials from itself.  For purposes of this Section 4.3 only, the term “Flextronics” includes any companies affiliated with Flextronics.

4.4.          Customer Responsibility for Inventory and Special Inventory.  Customer is responsible under the conditions provided in this Agreement for all Materials, Inventory and Special Inventory purchased by Flextronics under this Section 4.

4.5.          Materials Warranties.  [*]  Flextronics will pass through to the Customer the following warranties with regard to the Materials (other than the Production Materials): (i) conformance of the Materials with the vendor’s specifications and/or with the Specifications; (ii) that the Materials will be free from defects in workmanship; (iii) that the Materials will comply with Environmental Regulations; and (iv) that the Materials will not infringe the intellectual property rights of third parties (v) Customer and Flextronics to discuss and negotiate legacy warranty support.  [*]

4.6.  Move Materials.  As part of the move to Juarez, Flextronics will, on a one time basis only and pursuant to the terms of this Section 4.6, purchase materials on hand (the “Move Materials”) from Customer at [*].  The Move Materials will be purchased by Flextronics as long as the current aging is [*] months or less and only if it is within a demanded lead-time.  The Move Materials will: a) be new and unused; b) perform in accordance with all applicable specifications; and c) be free from defects in workmanship.  Customer will provide an itemized list of the Move Materials, including itemized prices.  Flextronics,

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

in its sole discretion, will approve the list and authorize the purchase.  If Flextronics does not use the Move Materials during the [*] following the purchase of the Move Materials, Customer will buy back the Move Materials [*].

4.7.          Customer Purchase Order Assignment.    During the timeframe indicated in the Timeline in Exhibit 2.2 (“P.O. Assignment Timeframe”), Customer will provide Flextronics with a list of outstanding purchase orders with its vendors.  Flextronics will evaluate the list and determine which purchase orders have been placed within verified component lead times.  Flextronics will provide Customer with a list of the open purchase orders for which it will accept assignment from Customer.  For components with PO’s placed beyond verified lead-time Customer and Flextronics agree to review and assign to Flextronics following Flextronics approval.  This purchase order assignment process will occur only during the P.O. Assignment Timeframe.  After the P.O. Assignment Timeframe, going forward Flextronics will procure Materials, Inventory and Special Inventory pursuant to the terms of this Section 4.

5.     SHIPMENTS, SCHEDULE CHANGE, CANCELLATION, STORAGE

5.1.          Shipments.  All Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in accordance with the Specifications and marked for shipment to Customer’s destination specified in the applicable purchase order.  Unless otherwise mutually agreed, shipments will be made EXW (Ex works, Incoterms 2000)  Flextronics’s facility or Flextronics designated El Paso warehouse, at which time risk of loss and title will pass to Customer.  All freight, insurance and other shipping expenses, as well as any special packing expenses not included in the original quotation for the Products, will be paid by Customer.  In the event Customer designates a freight carrier to be utilized by Flextronics, Customer agrees to designate only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.

5.2.          Quantity Increases and Shipment Schedule Changes.

(a)   For any accepted purchase order, Customer may (i) increase the quantity of Products or (ii) reschedule the quantity of Products and their shipment date as provided in the flexibility table below (the “Flexibility Table”); provided, however, that if the Specifications contain a flexibility table and such Specifications specifically reference this Section 5.2(a) and state the such flexibility table takes precedence over the Flexibility Table set forth below, then the flexibility table in the Specifications shall be the Flexibility Table for such Product for all purposes hereunder:

# of days before Forecasted Shipment Date	Allowable Quantity Increases

[*]	[*]
[*]	[*]
[*]	[*]

(i)            Flextronics will use reasonable commercial efforts to meet any quantity increases outside of the table in subsection (a) which are subject to Materials and capacity availability.  All quantity increases outside of the table in subsection (a) may be subject to extra costs to meet such increase; Flextronics will inform Customer for its acceptance and approval in advance.

(b)   Any delays in the normal production or interruption in the workflow process caused by Customer’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 5.2 for the period of such delay.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

5.3.          Cancellation of Orders, Reduction in Forecast and Customer Responsibility for Inventory.

(a)   Cancelation of Orders.  Customer may not cancel all or any portion of Product quantity of an accepted purchase order without Flextronics’s prior written approval, which, in its sole discretion, may or may not be granted.  If Customer does not request prior approval, or if Customer and Flextronics do not agree in writing to specific terms with respect to any approved cancellation, then Customer will pay Flextronics Monthly Charges for any such cancellation, calculated as of the first day after such cancellation for any Product or Inventory or Special Inventory procured by Flextronics to support the original delivery schedule.  In addition, if Flextronics notifies Customer that such Product, Inventory and/or Special Inventory has remained in Flextronics’s possession for more than [*] days since such cancellation, then Customer agrees to immediately purchase from Flextronics such Product, Inventory and/or Special Inventory by paying the Affected Inventory Costs.

(b)   Reduction of Forecast.  If the forecast for any period is less than the previous forecast supplied over the same period and such change results in an on-hand and/or on order non-cancelable Inventory in excess of the Inventory needed to support the forecasted demand for that such period based upon Inventory calculated at Lead Time plus two weeks, then Customer shall be responsible for all affected Inventory and/or on order non-cancelable Inventory pursuant to Section 5.3. If Flextronics is holding Inventory or Special Inventory that does not have any demand then Customer shall purchase such Inventory or Special Inventory that has been on hand more then [*] days subject to Section 5.3. If Flextronics is holding Inventory or Special Inventory subject to a min/max agreement or schedule then Customer shall purchase such Inventory or Special Inventory that is in excess of the agreed maximum and/or has been on hand more then thirty [*] subject to Section 5.3.

(i)    Subject to Section 5.3, Customer shall purchase Inventory and Special Inventory purchased in support of Customer forecast that is on hand for [*] months or more.  Further, Flextronics shall invoice Customer monthly and Customer agrees to pay Inventory Carry Fee of [*] per month for any Inventory or Special Inventory in excess of [*] months demand.

(c)   Flextronics shall perform an Inventory revaluation of on-hand and on-order Inventory on a monthly basis.  In the event of a reduction in Inventory purchase price, Flextronics shall not pass such reduction on to Customer until all on-hand and on order Inventory that is not subject to the price reduction has been consumed.  In the alternative, Customer may elect to buy-down the difference in the price paid by Flextronics for the Inventory and the new price.  In the event that Customer makes such election, Flextronics shall issue a Purchase Order to Customer for the difference in the purchase price and the new price and upon payment of such amount by Customer the new purchase price shall be passed on to Customer.

(d)   For purposes of calculating the amount of Inventory and Special Inventory subject to Section 5.3, the “Lead Time” shall be calculated as the Lead Time at the time of (i) procurement of the Inventory and Special Inventory; (ii) cancellation of the purchase order or (iii) termination of this Agreement, whichever is longer.   In addition, “Minimum Order Quantity” shall be calculated as the Minimum Order Quantity at the time of (i) procurement of the Inventory and Special Inventory; (ii) cancellation of the purchase order or (iii) termination of this Agreement.

5.4.  Mitigation of Inventory and Special Inventory.  Prior to invoicing Customer for the amounts due pursuant to Sections 5.3 Flextronics will use reasonable commercial efforts for a period of [*] days, to return unused Inventory and Special Inventory and to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer.  In the event that Flextronics can not return such Inventory without incurring fees, Customer shall pay amounts due under this Section 5, including without limiting any restocking and return freight fees, within ten (10) days of receipt of an invoice.  Flextronics will ship the Inventory and Special Inventory paid for by Customer under this Section 5.4 to Customer promptly upon said payment by Customer.  In the event Customer does not pay within ten (10) days, Flextronics will be entitled to dispose of such Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties.  Flextronics shall then submit an invoice for the balance amount due and Customer agrees to pay said amount within ten (10) days of its receipt of the invoice.  In the event that it is demonstrated that a portion of the Inventory or Special Inventory purchased by Flextronics is not authorized pursuant to the terms of this Agreement, Customer shall not be liable for such portion of the Inventory or Special Inventory not purchased as authorized herein.

5.5.          No Waiver.  For the avoidance of doubt, Flextronics’s failure to invoice Customer for any of the charges set forth in this Section 5 does not constitute a waiver of Flextronics’s right to charge Customer for the same event or other similar events in the future.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

6.             EXPRESS LIMITED WARRANTY AND PRODUCT ACCEPTANCE

6.1.          Express Limited Warranty.  This Section 6.3 sets forth Flextronics’s sole and exclusive warranty and Customer’s sole and exclusive remedies with respect to a breach by Flextronics of such warranty.

a)     Flextronics warrants that the Products will have been manufactured in accordance with the applicable Specifications and will be free from defects in workmanship for a period of [*] from the date of shipment, [*].  In addition, Flextronics warrants that Production Materials are in compliance with Environmental Regulations.

b)    Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flextronics makes no representations or warranties whatsoever with respect to: (i) Materials and/or Customer Controlled Materials; (ii) defects resulting from the Specifications or the design of the Products; (iii) Product that has been abused, damaged, altered or misused by any person or entity after title passes to Customer; (iv) first articles, prototypes, pre-production units, test units or other similar Products; (v) defects resulting from tooling, designs or instructions produced or supplied by Customer, or (vi) the compliance of Materials or Products with any Environmental Regulations.  Customer shall be liable for costs or expenses incurred by Flextronics related to the foregoing exclusions to Flextronics’s express limited warranty.

c)     Customer will provide its own warranties directly to any of its end users or other third parties.  Customer will not pass through to end users or other third parties the warranties made by Flextronics under this Agreement.  Furthermore, Customer will not make any representations to end users or other third parties on behalf of Flextronics, and Customer will expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product, except as expressly agreed upon by Flextronics and Customer.

d)    [*]

6.2.          Product Acceptance.  [*]

6.3.          No Representations or Other Warranties. FLEXTRONICS MAKES NO REPRESENTATIONS AND NO OTHER WARRANTIES OR CONDITIONS ON THE PERFORMANCE OF THE WORK, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

7.     INTELLECTUAL PROPERTY LICENSES

7.1.          Licenses.  Customer hereby grants Flextronics a non-exclusive license during the term of this Agreement to use Customer’s patents, trade secrets and other intellectual property as necessary to perform Flextronics’s obligations under this Agreement.

7.2.          No Other Licenses.  Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party.

7.3.          Flextronics shall not use, copy, modify or distribute any Customer or Customer Third Party Proprietary Items or any copy, adaptation or other derivative work thereof (electronically or otherwise) any software, tools processes provided by Customer.  Flextronics is prohibited from causing or permitting the reverse engineering, disassembly or de-compilation of the Customer (or Customer’s 3rd Party software/tools) Proprietary Items as the same are modified, enhanced, corrected, improved or otherwise altered.  Third Party Proprietary Items are defined as tools and applications used in Customer software download, imaging and diagnostic process.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, (i) Flextronics shall not sell, assign, sublicense or otherwise transfer or authorize the use of all or any part of the Customer Proprietary Items or the license rights granted hereunder to any person or entity, and (ii) Flextronics is prohibited from using Customer or Customer’s 3rd Party Proprietary Items, to process its own information and to provide service bureau services or to otherwise provide services to other parties except with the prior written agreement of Customer. Flextronics shall cause its employees to comply with the non-disclosure and other obligations required hereunder and shall be responsible for the breach thereof by any Flextronics employee.

8.     TERM AND TERMINATION

8.1.          Term.  The term of this Agreement shall commence on the date hereof above and shall continue for five (5) years thereafter until terminated as provided in Section 8.2 (Termination) or 10.10 (Force Majeure). After the expiration of the

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

initial term hereunder (unless this Agreement has been terminated), this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety (90) days or more prior to the end of any term.

8.2.          Termination.  This Agreement may be terminated by either party (a) for convenience upon [*]days written notice to the other party, or (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party defaults in the performance of any other material term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party,  (d) pursuant to Section 2.5 (Cost Reduction Target) or (e) pursuant to Section 10.10 (Force Majeure).

8.3.          Effect of Expiration or Termination.  Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 5.2, 5.3, and 5.4 shall apply with respect to payment and shipment to Customer of finished Products, Inventory, and Special Inventory in existence as of such date, and (c) shall not affect Flextronics’s express limited warranty in Section 6.2 above.  Termination of this Agreement, settling of accounts in the manner set forth in the foregoing sentence shall be the exclusive remedy of the parties for breach of this Agreement, except for breaches of Section 6.2, 9.1, 9.2, or 10.1.  Sections 1, 3.5, 3.6, 3.7, 4, 5.3, 5.3, 5.4, 6.2, 6.3, 7, 8, 9, and 10 shall be the only terms that shall survive any termination or expiration of this Agreement.

9.     INDEMNIFICATION; LIABILITY LIMITATION

9.1.          Indemnification by Flextronics.  Flextronics agrees to defend, indemnify and hold harmless, Customer and all directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any of the foregoing, but solely to the extent the same arise out of third-party claims relating to:

(a)   any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product sold by Flextronics to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flextronics of its obligations under this Agreement, including but not limited to the express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2;

(b)   any infringement of the intellectual property rights of any third party but solely to the extent that such infringement is caused by a process that Flextronics uses to manufacture, assemble and/or test the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture, assembly or test of the Product in accordance with the Specifications; or

(c)   noncompliance with any Environmental Regulations but solely to the extent that such non-compliance is caused by a process or Production Materials that Flextronics uses to manufacture the Products; provided that, Flextronics shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flextronics’s manufacture of the Product in accordance with the Specifications.

9.2.          Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flextronics and its affiliates, and all directors, officers, employees and agents (each, a “Flextronics Indemnitee”) from and against all Damages incurred by or assessed against any of the foregoing to the extent the same arise out of, are in connection with, are caused by or are related to third-party claims relating to:

(a)   any failure of any Product (and Materials contained therein) sold by Flextronics hereunder to comply with any safety standards and/or Environmental Regulations to the extent that such failure has not  been caused by Flextronics’s breach of its express limited warranties set forth in Section 6.2 hereof; any actual or threatened injury or damage to any person or property caused, or alleged to be caused, by a Product, but only to the extent such injury or damage has not been caused Flextronics’s breach of its express limited warranties related to Flextronics’s workmanship and manufacture in accordance with the Specifications only as further set forth in Section 6.2 hereof ; or

(b)   any infringement of the intellectual property rights of any third party by any Product except to the extent such infringement is the responsibility of Flextronics pursuant to Section 9.1(b) above.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

9.3.          Procedures for Indemnification.  With respect to any third-party claims, either party shall give the other party prompt notice of any third-party claim and cooperate with the indemnifying party at its expense.  The indemnifying party shall have the right to assume the defense (at its own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) calendar days of the first receipt of such notice.  The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party.  The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim.

9.4.          Sale of Products Enjoined. Should the use of any Products be enjoined for a cause stated in Section 9.1(b) or 9.2(c) above, or in the event the indemnifying party desires to minimize its liabilities under this Section 9, in addition to its indemnification obligations set forth in this Section 9, the indemnifying party’s sole responsibility is to either substitute a fully equivalent Product or process (as applicable) not subject to such injunction, modify such Product or process (as applicable) so that it no longer is subject to such injunction, or obtain the right to continue using the enjoined process or Product (as applicable).  In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then, all accepted purchase orders and the current forecast will be considered cancelled and Customer shall purchase all Products, Inventory and Special Inventory as provided in Sections 5.3 and 5.4 hereof.  Any changes to any Products or process must be made in accordance with Section 2.3 above.  Notwithstanding the foregoing, in the event that a third party makes an infringement claim, but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent Product or process (as applicable) or modify the Product or process (as applicable) if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

9.5.          No Other Liability. EXCEPT WITH REGARD TO A BREACH OF SECTIONS 9.1 AND 9.2 ABOVE OR SECTION 10.1 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY “COVER” DAMAGES (INCLUDING INTERNAL COVER DAMAGES WHICH THE PARTIES AGREE MAY NOT BE CONSIDERED “DIRECT” DAMAGES), OR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCTS, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

THE FOREGOING SECTION 9 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS.

10.  MISCELLANEOUS

10.1.                Confidentiality.  Each party shall refrain from using any and all Confidential Information of the disclosing party for any purposes or activities other than those specifically authorized in this Agreement.  Except as otherwise specifically permitted herein or pursuant to written permission of the party to this Agreement owning the Confidential Information, no party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to anyone without the prior written consent of the disclosing party, except to its employees, consultants, parent company, and subsidiaries of its parent company who need to know such information for carrying out the activities contemplated by this Agreement and who have agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section.  Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a subpoena or other court process only (i) is required to be disclosed by law or a valid order by a court or other governmental body, provided that the receiving party provides the disclosing party with prior written notice of such disclosure in order to permit the disclosing party to seek confidential treatment of such information  and (ii) after the receiving party has given the disclosing party a reasonable opportunity to oppose such subpoena or other process or to obtain a protective order.  Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party’s written request or (ii) termination of this Agreement.  Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of three (3) years after the disclosure thereof.  The existence and terms of this Agreement shall be confidential in perpetuity.

10.2.                RFQ Participation.  Customer agrees to allow Flextronics a right of first refusal in all original design manufacture product RFQs, provided that Flextronics’s products meet Customer’s customer requirements, meet required product specifications, timeline, price and quality.  Customer will source these products from Flextronics for 5 years. Customer agrees to allow Flextronics the opportunity to participate in additional opportunities within Customer’s business, including the following: notebook depot work, vertical integration opportunities, National Service Provider work (outsourced customization), and Product engineering/development work.

10.3.                Use of Flextronics Name is Prohibited.  The existence and terms of this Agreement are Confidential Information and protected pursuant to Section 10.1 above.  Accordingly, neither Customer nor Flextronics may not use the other’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of such party.  Notwithstanding the foregoing, in the event that Flextronics or Customer is required to disclose such information by law or a valid order by a court or other governmental body, Flextronics or Customer may disclose such information provided that the party provides the other party with prior written notice of such requirement and permits the such party the good faith opportunity to seek confidential treatment of such information.

10.4.        Entire Agreement; Severability.  This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties relating to such transactions.  If the scope of any of the provisions of this Agreement is too broad in any respect whatsoever to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties hereto consent and agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to law.

10.5.        Amendments; Waiver.  This Agreement may be amended only by written consent of both parties.  The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.  Neither party will be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by a duly authorized representative of the party against which such waiver is asserted.

10.6.        Independent Contractor.  Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors.  Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

10.7.        Expenses.  Each party shall pay their own expenses in connection with the negotiation of this Agreement.  All fees and expenses incurred in connection with the resolution of Disputes shall be allocated as further provided in Section 10.13 below.

10.8.        Insurance.  Flextronics and Customer agree to maintain appropriate insurance to cover their respective risks under this Agreement with coverage amounts commensurate with levels in their respective markets.  Customer specifically agrees to maintain insurance coverage for any finished Products or Materials the title and risk of loss of which passes to Customer pursuant to this Agreement and which is stored on the premises of Flextronics.    Each party shall furnish certificates of insurance and such other appropriate documentation (including evidence of renewal of insurance) evidencing all insurance coverage’s set forth in this Section 10.9.  Such certificates of insurance and other documentation shall name the other party and its officers, directors and employees as additional insured and will provide at least thirty (30) days prior written notice of any cancellation or material alteration of the insurance coverage set forth in this Section 10.9.

10.9.        Force Majeure.  In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, or any other cause beyond the reasonable control of the party invoking this section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences.  Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

10.10.      Successors, Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.  Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld.  Notwithstanding the foregoing, Flextronics may assign some or all of its rights and obligations under this Agreement to an affiliated Flextronics entity.

10.11.      Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a commercial overnight carrier.  All communications will be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section.

10.12.      Disputes Resolution; Waiver of Jury Trial.

(a)   Except as otherwise provided in this Agreement, the following binding dispute resolution procedures shall be the exclusive means used by the parties to resolve all disputes, differences, controversies and claims arising out of or relating to the Agreement or any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries (collectively, “Disputes”).  Either party may, by written notice to the other party, refer any Disputes for resolution in the manner set forth below.

(b)   Any and all Disputes shall be referred to arbitration under the rules and procedures of Judicial Arbiter Group, Inc. (“JAG”), who shall act as the arbitration administrator (the “Arbitration Administrator”).

(c)   The parties shall agree on a single arbitrator (the “Arbitrator”).  The Arbitrator shall be a retired judge selected by the parties from a roster of arbitrators provided by the Arbitration Administrator. If the parties cannot agree on an Arbitrator within seven (7) days of delivery of the demand for arbitration (“Demand”) (or such other time period as the parties may agree), the Arbitration Administrator will select an independent Arbitrator.

(d)   Unless otherwise mutually agreed to by the parties, the place of arbitration shall be Denver, Colorado , although the arbitrators may be selected from rosters outside Denver.

(e)   The Federal Arbitration Act shall govern the arbitrability of all Disputes.  The Federal Rules of Civil Procedure and the Federal Rules of Evidence (the “Federal Rules”), to the extent not inconsistent with this Agreement, govern the conduct of the arbitration.  To the extent that the Federal Arbitration Act and Federal Rules do not provide an applicable procedure, Colorado law shall govern the procedures for arbitration and enforcement of an award, and then only to the extent not inconsistent with the terms of this Section.  Disputes between the parties shall be subject to arbitration notwithstanding that a party to this Agreement is also a party to a pending court action or special proceeding with a third party, arising out of the same transaction or series of related transactions and there is a possibility of conflicting rulings on a common issue of law or fact.

(f)    Unless otherwise mutually agreed to by the parties, each party shall allow and participate in discovery as follows:

(i)            Non-Expert Discovery.  Each party may (1) conduct three (3) non-expert depositions of no more than five (5) hours of testimony each, with any deponents employed by any party to appear for deposition in Denver, Colorado; (2) propound a single set of requests for production of documents containing no more than twenty (20) individual requests; (3) propound up to twenty written interrogatories; and (4) propound up to ten (10) requests for admission.

(ii)           Expert Discovery. Each party may select a witness who is retained or specially employed to provide  expert testimony and an additional expert witness to testify with respect to damages issues, if any. The parties shall exchange expert reports and documents under the same requirements as Federal Rules of Civil Procedure 26(a)(2) &(4).

(iii)          Additional Discovery.  The Arbitrator may, on application by either party, authorize additional discovery only if deemed essential to avoid injustice.  In the event that remote witnesses might otherwise be unable to attend the arbitration, arrangements shall be made to allow their live testimony by video conference during the arbitration hearing.

(g)   The Arbitrator shall render an award within six (6) months after the date of appointment, unless the parties agree to extend such time. The award shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law.  The Arbitrator shall have authority to award compensatory damages only, and shall not award any punitive, exemplary, or multiple damages.  The award (subject to clarification or correction by the arbitrator as allowed by statute and/or the Federal Rules) shall be final and binding upon the parties, subject solely to the review procedures provided in this Section.

(h)   Either party may seek arbitral review of the award.  Arbitral review may be had as to any element of the award.

(i)    This Agreement’s arbitration provisions are to be performed in Denver, Colorado.  Any judicial proceeding arising out of or relating to this Agreement or the relationship of the parties, including without limitation any proceeding to enforce this Section, to review or confirm the award in arbitration, or for preliminary injunctive relief, shall be brought exclusively in a court of competent jurisdiction in the county of Denver, Colorado (the “Enforcing Court”).  By execution and delivery of this Agreement, each party accepts the jurisdiction of the Enforcing Court.

(j)    Each party shall pay their own expenses in connection with the resolution of Disputes pursuant to this Section, including attorneys’ fees.

(k)   Notwithstanding anything contained in this Section to the contrary, in the event of any Dispute, prior to referring such Dispute to arbitration pursuant to Subsection (b) of this Section, Customer and Flextronics shall attempt in good faith to resolve any and all controversies or claims relating to such Disputes promptly by negotiation commencing within ten (10) calendar days of the written notice of such Disputes by either party, including referring such matter to Customer’s then-current President and Flextronics’s then current executive in charge of manufacturing operations in the region in which the primary activities of this Agreement are performed by Flextronics.  The representatives of the parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute for a period of four (4) weeks.  In the event that the parties are unable to resolve such Dispute pursuant to this Subsection (k), the provisions of Subsections (a) through (j) of this Section, inclusive, as well as Subsections (l), (m) and (n) of this Section shall apply.

(l)     The parties agree that the existence, conduct and content of any arbitration pursuant to this Section shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each party’s financial statements.

(m)   IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.

(n)   In the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

10.12.      Even-Handed Construction.  The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because it was prepared by one of the parties.

10.13.      Controlling Language.  This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

10.14.      Controlling Law.  This Agreement shall be governed and construed in all respects in accordance with the domestic laws and regulations of the State of Colorado, without regard to its conflicts of laws provisions; except to the extent there may be any conflict between the law of the State of Colorado and the Incoterms of the International Chamber of Commerce, 2000 edition, in which case the Incoterms shall be controlling.  The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement.  The parties acknowledge and confirm that they have selected the laws of the State of Colorado as the governing law for this Agreement in part because jury trial waivers are enforceable under Colorado law.  The parties further acknowledge and confirm that the selection of the governing law is a material term of this Agreement.

10.15.      Counterparts.  This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

MPC CORPORATION:		FLEXTRONICS:

By:	/s/ Jeffrey E. Fillmore	By:	/s/ Manny Marimuthu

Title:	COO	Title:

Exhibit 1

Definitions

“Affected Inventory Costs”

shall mean: (i) [*] of the Cost of all affected Inventory and Special Inventory in Flextronics’s possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) [*] of the Cost of all affected Inventory and Special Inventory on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected Inventory and Special Inventory accepted for cancellation or return by the vendor, (iv) the then current fees for any affected Product, and (v) expenses incurred by Flextronics related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

“Approved Vendor List” or “AVL”	shall mean the list of suppliers currently approved to provide the Materials specified in the bill of materials for a Product.

“Confidential Information”

shall mean (a) the existence and terms of this Agreement and all information concerning the unit number and fees for Products and Inventory/Special Inventory and (b) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within 30 days of the initial disclosure. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party; or (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Cost”	shall mean the cost represented on the bill of materials supporting the most current fees for Products at the time of cancellation, expiration or termination, as applicable.

“Customer Controlled Materials”	shall mean those Materials provided by Customer or by suppliers with whom Customer has a commercial contractual or non-contractual relationship.

“Customer Controlled Materials Terms”	shall mean the terms and conditions that Customer has negotiated with its suppliers for the purchase of Customer Controlled Materials.

“Customer Indemnitees”	shall have the meaning set forth in Section 9.1.

“Damages”	shall have the meaning set forth in Section 9.1.

“Disputes”	shall have the meaning set forth in Section 10.13(a)

“Economic Order Inventory”	shall mean Materials purchased in quantities, above the required amount for purchase orders, in order to achieve price targets for such Materials.

“Environmental Regulations”	Shall mean any hazardous substance content laws and regulations including, without limitation, those related to the EU Directive 2002/95/EC about the Restriction of Use of Hazardous Substances (RoHS).

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

“Fee List”	shall have the meaning set forth in Section 3.4.

“Flextronicsibility Table”	shall have the meaning set forth in Section 5.2.

“Flextronics Indemnitee”	shall have the meaning set forth in Section 9.2.

“Force Majeure”	shall have the meaning set forth in Section 10.10.

“Inventory”	shall mean any Materials that are used to manufacture Products that are ordered pursuant to a purchase order from Customer.

“Lead Time(s)”

shall mean the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flextronics’s facility to the completion of the manufacture, assembly and test processes.

“Long Lead Time Materials”	shall mean Materials with Lead Times exceeding the period covered by the accepted purchase orders for the Products.

“Materials”	shall mean components, parts and subassemblies that comprise the Product and that appear on the bill of materials for the Product.

“Materials Procurement Lead Time”

shall mean with respect to any particular item of Materials, the longer of (a) lead time to obtain such Materials as recorded on Flextronics’s MRP system or (b) the actual lead time, if a supplier has increased the lead time but Flextronics has not yet updated its MRP system.

“Minimum Order Inventory”	shall mean Materials purchased in excess of requirements for purchase orders because of minimum lot sizes available from the supplier.

“Monthly Charges”

shall mean a finance carrying charge of [*]and a storage and handling charge of [*], in each case of the Cost of the Inventory and/or Special Inventory and/or of the fees for the Product affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Special Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by Customer.

“Move Completion Date”	shall have the meaning set forth in Section 2.2.

“Product”	shall have the meaning set forth in Section 2.1.

“Production Materials”

shall mean Materials that are consumed in the production processes to manufacture Products including without limitation, solder, epoxy, cleaner solvent, labels, flux, and glue. Production Materials do not include any such production materials that have been specified by the Customer or any Customer Controlled Materials.

“Special Inventory”	shall mean any Long Lead Time Materials and/or Minimum Order Inventory and/or Economic Order Inventory.

“Specifications”	shall have the meaning set forth in Section 2.1.

“Work”	shall have the meaning set forth in Section 2.1.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT 2.2

TIMELINE

EXHIBIT 3.4

FEES LIST

The following transformation fees apply to a standard configuration. Any special configurations which significantly increase the manufacturing used to calculate these fees will be quoted separately prior to acceptance of the purchase order.

Transformation Costs Landed El Paso

Platform	Product	Family	Trans/Cost
Notebook	M285 / S7225	Viper C	[*]
Notebook	E295 / S7235	Viper SR	[*]
Notebook	E100 / S7110	Cyclops C	[*]
Notebook	E155 / S7125	Phoenix	[*]
Notebook	M465 / S7310	Mystique C	[*]
Notebook	E265 / S7220	Phantom	[*]
Notebook	E475 / S7320	Orion	[*]
Notebook	M685 / S7410	Sonic C	[*]

Desktop	E-1500 / S-5105	E-1500	[*]
Desktop	E-2600 / S-5205	E-2600	[*]
Desktop	E-2610 / S-5215	E-2610	[*]
Desktop	E-4610 / S-5405	E-4610	[*]
Desktop	E-4620	E-4620	[*]
Desktop	E-6610 / S-5615	E-6610	[*]
Desktop	E-6620 / S-6625	E-6620	[*]
Desktop	Profile 6.0 / S	Profile 6.0	[*]
Desktop	Profile 6.5 / S	Profile 6.5	[*]

Change/Cancellation Costs

Level	Description	Applies to	Cost
Stage 1	Post Kit/Pre Assembly	All Products	[*]
Stage 2	Post Assembly/Pre Test	All Products	[*]
Stage 3	Post Test/Pre Packaging	All Products	[*]
Stage 4	Post Packaging	All Products	[*]

Any changes/cancellations which may require more time to disposition and resolve will be billed at a factory rate of [*] Customer will be notified in advance of any special circumstance which requires an hourly charge.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission.  Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.